Exhibit 19

Adtran Holdings, Inc. Insider Trading Policy

The purpose of this Adtran Holdings, Inc. Insider Trading Policy (this “Policy”) is to ensure compliance with the United States (“U.S.”) federal and state securities laws and the EU Market Abuse Regulation (the “MAR”) and all other appliable laws, which govern the rules regarding transacting in a company’s securities while in possession of material nonpublic information (“MNPI”) as defined under the U.S. securities laws and/or inside information as defined under the MAR.

The U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the Department of Justice, NASDAQ, the German Federal Financial Supervisory Authority (“BaFin”) and state and other regulators are very effective at detecting and pursuing insider trading cases. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.

Who is Subject to this Policy?

This Policy applies to all directors, officers, managers, employees, independent contractors, and consultants of Adtran Holdings, Inc. and its subsidiaries and affiliates globally (“Adtran” or the “Company”). This Policy also applies to such persons’ family members who either reside in their households or are subject to their influence or control, to any other persons residing in their households, and to any entities (including corporations, partnerships, or trusts) that they control or influence.

What is Material Nonpublic Information (“MNPI”)?

For purposes of this Policy, the term “MNPI” encompasses both MNPI under U.S. securities laws and inside information under the MAR.

In general, information is “material” under the U.S. securities laws if a reasonable investor would consider that information important when deciding whether to purchase, hold or sell a security, or if the information could be reasonably expected to affect the market price of the security. Material information may be positive or negative and may include information about a competitor, vendor, supplier, customer or other company with which Adtran does business. Thus, information that may not be material to Adtran may be material to another company, and vice versa, and may require consideration of all relevant facts and circumstances. Common examples of information that may be material include:

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earnings results, guidance and information, financial measures and estimates, and significant changes to it;
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proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalization, or purchases or sales of substantial assets;
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initiation of, or developments in, significant litigation, investigations, regulatory actions or proceedings;
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cybersecurity risks and incidents, including vulnerabilities and breaches; and
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the imposition or existence of a special blackout period on trading in Company securities.

These examples are only illustrative, and many other types of information or events may be considered material.

“Nonpublic” information is information that is not generally known or available to the public. Information will be

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considered “public” once it has been widely distributed by the Company through appropriate channels (e.g., an SEC filing or a widely disseminated press release) and enough time has elapsed to permit the market to absorb and evaluate the information, generally at least two (2) full trading days after the distribution.

If unsure, you should always err on the side of deciding that information is MNPI. Investigators will scrutinize a questionable trade or exchange of information after the fact with the benefit of hindsight.

Insider Trading and Tipping Prohibitions

No trading while aware of MNPI. You may not purchase, sell, donate, or otherwise transact in Adtran securities (for purposes of this Policy, “trade” or “trading”) if you are in possession of MNPI about the Company. In addition, you may not trade in the securities of the Company’s majority-owned subsidiary, Adtran Networks SE, while in possession of MNPI about either the Company or Adtran Networks SE. Please refer to the Adtran Networks Group Insider Dealing Policy with respect to trading in Adtran Networks SE’s securities.

These restrictions also apply to trades scheduled before becoming aware of MNPI (e.g., setting up a stop loss instruction with your broker prior to becoming aware of MNPI that triggers a sale after you become aware of MNPI), excluding transactions entered into pursuant to a Rule 10b5-1(c) trading plan. Therefore, the cancellation of a trade authorized prior to becoming aware of MNPI is not permitted after becoming aware of MNPI. If you become aware of MNPI while a scheduled trade is pending, immediately contact the Company’s Legal Department preferably by phone at +1 (256) 963-8529 or by email at insidertrading@adtran.com.

No unauthorized disclosure or tipping. You may not disclose MNPI unless for legitimate business reasons (i) to colleagues or others internally who have a need-to-know or (ii) to somebody outside the Company, who does have a need-to-know, provided you are specifically authorized to disclose such information and the recipient has agreed, in writing, if appropriate, to keep the information confidential. As the disclosure of MNPI is only permitted on a strict need-to-know basis, please reach out to Company’s Legal Department if you have any questions about this and for maintaining a list of all persons who are in possession of MNPI.

Moreover, you may not suggest or make any recommendation about whether to trade Adtran securities while aware of MNPI (“tip” or “tipping”).

Legal rules govern the timing and nature of our disclosure of MNPI to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company, and management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts, and investors and only in accordance with the Company’s Regulation FD Policy. If you receive inquiries of this nature, refer them to the Company’s Authorized Spokespersons as defined in the Company’s Regulation FD Policy.

No third-party trading. You may not trade in or tip others about the securities of any other company (e.g., Adtran’s customers, distributors, suppliers, competitors, or companies that Adtran may be negotiating a major deal with) if you are aware of MNPI about that company that was learned in the course of your employment with Adtran, or otherwise.

Do not change your voluntary elections relating to the Adtran stock fund under the Company’s 401(k) plan or make voluntary changes to your deferred compensation investments involving Adtran securities. If you are aware of MNPI, you may not make any voluntary elections with respect to the Adtran stock fund under the Company’s Retirement Savings Plan (401(k) plan), including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Adtran stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Adtran stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Adtran stock fund’s balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Adtran stock fund. You may also not make non-automatic changes to your deferred compensation investments involving Company securities.

No sale of securities in connection with the exercise of stock options or the vesting of equity. When in possession of MNPI, you may not sell Company securities obtained in connection with the exercise of stock options or the vesting of equity, including restricted stock units and performance stock units (e.g., through a broker-assisted cashless exercise or other exercise where shares are sold other than to the Company to cover the exercise price and/or tax withholding obligations).

Blackout Periods

In addition to refraining from trading while in possession of MNPI, there are time periods during which certain Adtran personnel may not purchase, sell or otherwise trade Adtran securities (such periods, “Blackout Periods”).

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Quarterly Blackout Periods: Quarterly blackout periods begin after the close of trading on the fourteenth (14th) day of the last month of each fiscal quarter (i.e., immediately after the close of trading on March 14th, June 14th, September 14th and December 14th) and end at the close of trading on the second (2nd) trading day following the date on which the Company discloses its financial results (each such period, a “Quarterly Blackout Period”). During a Quarterly Blackout Period, all directors, executive officers, and other notified employees of the Company are presumed to possess MNPI and may not trade in or otherwise transact in the Company’s securities.
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Special Blackout Periods: Furthermore, besides these regular Quarterly Blackout Periods, the Company may from time to time impose an event-specific special Blackout Period (a “Special Blackout Period”). The existence of a Special Blackout Period will not be announced other than to those who the Company understands are aware of the event giving rise to the blackout. Such individuals may not trade in or otherwise transact in the Company’s securities until the information has been made public and fully absorbed by the market (i.e., after the second (2nd) full trading day following the release of such information) or is no longer material. Any person made aware of the existence of a Special Blackout Period should not disclose the existence of the blackout, regardless of whether the subject matter of the Special Blackout Period is disclosed, to any other person.

All individuals that will be prohibited from purchasing, selling or otherwise trading Adtran securities due to a Quarterly Blackout Period or a Special Blackout Period will be notified by the Company’s General Counsel or a member of the Company’s Legal Department of the details of any Blackout Period. The failure of the Company to disseminate the notice of a Blackout Period will not relieve any person of the obligation to refrain from trading while aware of MNPI.

Permitted Transactions

The restrictions set forth in this Policy do not apply to the following transactions. These transactions consequently may occur during a Blackout Period or when you have knowledge of MNPI, except as specifically noted:

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The vesting of Adtran stock options, restricted stock units, performance stock units or other Adtran securities, and the withholding of shares by the Company to satisfy a tax withholding obligation upon vesting, provided that no shares are sold to satisfy such tax withholding obligation;

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The exercise of Adtran stock options if no shares are to be sold or if there is a “net exercise” (i.e., the use of shares underlying a stock option to pay the exercise price of the stock option and/or withhold tax obligations);
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Automatic deferred compensation investments that were selected while you were not in possession of any MNPI;
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Transactions under a pre-existing written plan, contract, or instruction to trade in Adtran’s stock entered in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
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Transactions in mutual funds or ETFs that are invested in Adtran securities, provided that Adtran securities do not make up a significant portion of the fund and that the mutual fund is neither managed nor otherwise controlled by you; and
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Automatic purchases of Adtran stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your prior payroll deduction.

Rule 10b5-1(c) Trading Plans

Rule 10b5-1(c) under the Exchange Act provides for an affirmative defense against insider trading liability under U.S. federal securities laws if trades or transactions occur pursuant to a prearranged “trading plan” that meets specified conditions. You may enter into a Rule 10b5-1(c) trading plan with respect to Company securities provided that the plan complies with the requirements below.

Under Rule 10b5-1(c), if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold when you are not aware of MNPI, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned MNPI. A plan effected in accordance with the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not be aware of any MNPI at the time of the trades. Trading plans can be established for a single trade or a series of trades.

It is important that you properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you do not modify your trading instructions while you are aware of MNPI and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan. Further, all Rule 10b5-1(c) trading plans, contracts and instructions, as well as all amendments, modifications, and terminations thereto, are required to be reviewed and approved by the Company’s General Counsel for compliance with Rule 10b5-1(c) and the Company’s policies concerning such programs, prior to implementing any such plan, contract, instruction, amendment, modification, or termination. Please be aware that the Company may prohibit you from making certain amendments or modifications, or from prematurely terminating the Rule 10b5-1(c) Plan, for the purposes of complying with U.S. federal and state securities laws or the MAR.

Additional Restrictions and Obligations for Section 16 Insiders and Closely Associated Persons

All members of Adtran’s Board of Directors, Adtran’s executive officers, the individuals designated as “officers” of

Adtran for the purpose of Section 16 of the Exchange Act, and persons discharging managerial responsibilities for the purpose of the MAR (“PDMR”) are subject to this Policy, as well as the Insider Trading Policy Supplement for Section 16 Insiders, Managerial Persons, and Other Designated Insiders (Appendix A), which summarizes certain additional restrictions and requirements applicable to them under relevant securities laws. The Insider Trading Policy Supplement for Section 16 Insiders, Managerial Persons, and Other Designated Insiders shall also apply to such persons’ spouses, partners, and family members who reside with them or are financially dependent on them and any other person or entity who such individuals direct, influence, or control, as well as persons closely associated with a PDMR.

Company Transactions

It is the policy of the Company to comply fully with insider trading laws in connection with transactions in Company securities.

Policy Violations

Violations of insider laws are criminal offenses which can subject the insider to criminal and civil penalties, including prison time per offense, disgorgement of profits, labor and civil sanctions and substantial financial penalties, both in the U.S. and Germany. Specifically, a violation of U.S. federal insider trading laws can result in (i) civil liabilities of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million and (ii) a jail sentence of up to 20 years. In addition, Adtran personnel who violate this Policy may be subject to disciplinary action, including termination of employment.

In case of doubts or any questions, ask!

If you have any question or doubt, in particular whether information is or may be considered MNPI, if a trade of Adtran securities may be prohibited, or how this Policy applies, please contact the Company’s Legal Department preferably by phone at +1 (256) 963-8529 or by email at insidertrading@adtran.com.

Speak up!

Adtran strongly encourages you to report actual or potential violations. If you are aware of conduct that you think may violate this Policy, we recommend that you speak up and report it to your supervisor, line manager or Head of Department, to the Company’s Human Resources or Legal Department, or anonymously to Adtran’s reporting hotline WhistleB, which can reached by phone at +1 (800) 218-8954 (Client code 453581) or online at https://report.whistleb.com/adtran.

Post-Termination Transactions

This Policy will continue to apply to your transactions in Company securities after your employment or service with the Company or its subsidiaries has terminated until such time as you are no longer aware of any MNPI or until that information has been publicly disclosed or is no longer material.

Additional Information

This Policy does not limit your right to report matters to or otherwise communicate with a government entity, including the SEC. Throughout any internal investigations, Adtran will maintain confidentiality, to the extent possible, based on its legal and ethical responsibilities. Adtran strictly prohibits any form of retaliation against any individual who reports concerns, violations, or suspected violations of this policy.

APPENDIX A

ADTRAN HOLDINGS, INC.

INSIDER TRADING POLICY SUPPLEMENT

FOR SECTION 16 INSIDERS, MANAGERIAL PERSONS, AND OTHER DESIGNATED INSIDERS

I. INTRODUCTION

The purpose of this Adtran Holdings, Inc. Insider Trading Policy Supplement for Section 16 Officers, Managerial Persons, and Other Designated Insiders (this “Supplement”) is to supplement the Adtran Holdings, Inc. Insider Trading Policy (the “Policy”) to outline additional limitations that apply to the Section 16 Insiders (as defined below), Managerial Persons (as defined below), and other Designated Insiders (as defined below), as well as their Closely Associated Persons (as defined below), so as to ensure compliance with U.S. federal and state securities laws and the MAR. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Policy.

Designated Insiders are subject to all of the requirements of the Policy, in addition to this Supplement. Furthermore, Designated Insiders are responsible for not violating U.S. federal and state securities laws, the MAR, the Policy, and this Supplement.

If you have any questions, please contact the Company’s General Counsel or the Legal Department (insidertrading@adtran.com).

II. PERSONS SUBJECT TO THIS POLICY

Unless specifically noted otherwise, the policies and procedures set forth in this Supplement apply to all Designated Insiders of the Company, as well as their Closely Associated Persons.

“Section 16 Insiders” means (i) the members of ADTRAN Holdings, Inc.’s Board of Directors and (ii) those individuals who are designated from time to time by the Board of Directors as “officers” of ADTRAN Holdings, Inc. (as defined in Rule 16a-1(f) of the Exchange Act) for purposes of Section 16 of the Exchange Act (“Section 16”).

“Designated Insiders” means all Section 16 Insiders, as well as any employee of the Company employed at the level of senior vice president (or the equivalent) or higher, or any other employee, independent contractor or consultant of the Company who is (i) involved in the preparation of or is reasonably expected to be exposed to the quarterly or annual financial statements of the Company prior to their public released or (ii) aware of or has access to information and/or documents relating to a specific event or circumstance that constitutes or may constitute MNPI upon notification by the Company via email of their inclusion in a restricted person list.

“Managerial Person” means any person discharging managerial responsibilities for purposes of the MAR1, which is generally expected to be ADTRAN Holdings, Inc.’s Section 16 Insiders in addition to members of the Supervisory Board of Adtran Networks SE, and shall also be considered a Designated Insider for purposes of this Supplement.

Unless the context requires otherwise, references in this Supplement to a Section 16 Insider, Managerial Person, or a Designated Insider shall be deemed to include his or her Closely Associated Persons. For purposes of this Supplement, a “Closely Associated Person” of a person includes (i) any family and household member of such person, (ii) any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade or transact in Company securities (iii) any corporation or other business entity controlled or managed by such person or a family or household member of such person or by you, (iv) any trust for

1 Under the MAR, a Managerial Person includes (a) a member of the administrative, management or supervisory body of the Company or (b) a senior executive of the Company who (i) is not a member of the bodies referred to in clause (a), (ii) has regular access to inside information (as defined under the MAR) relating directly or indirectly to the Company and (iii) has the power to take managerial decisions affecting the future developments and business prospects of the Company.

which such person, or a family or household member of such person, or you, is the trustee or has a beneficial pecuniary interest, and (v) any “person closely associated” with such person for purposes of the MAR.2

BaFin, the SEC and federal prosecutors may presume that trading by a Closely Associated Person is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Upon election or appointment, each Managerial Person shall provide the Company’s Chief Financial Officer with the information about her/him and his/her Closely Associated Persons that is needed for inclusion in the list of Section 16 Insiders and their Closely Associated Persons that the Company maintains for the purpose of compliance with the MAR. The Managerial Person shall notify the Company’s Chief Financial Officer of any amendments or updates to such list as and when relevant. In accordance with the MAR, the Company shall inform each Managerial Person and each Managerial Person shall inform their Closely Associated Persons in writing about their mandatory obligations and keep a copy of such notification. Managerial Persons and their Closely Associated Persons have to acknowledge receipt of such notification. The Company may provide separate materials to be used for the information of Closely Associated Persons.

III. POLICIES AND PROCEDURES FOR ALL DESIGNATED INSIDERS

Designated Insiders are required for purposes of this Supplement to comply with the restrictions covered below. These restrictions also apply to such individuals’ Closely Associated Persons to the extent set forth in the subsections below.

A. Retirement Plan Trading Suspensions

If the Company or the Company’s retirement plan fiduciary imposes a temporary suspension of trading during which at least 50% of the retirement plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in the equity securities of the Company, then Designated Insiders and their Closely Associated Persons generally may not trade in Company securities.

B. Rule 144

Designated Insiders who are directors or executive officers of the Company may be deemed to be “affiliates” of the Company for purposes of U.S. federal securities laws. Consequently, shares of Company common stock held by such Designated Insiders may be considered to be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares that affiliates may be able to sell and provides that certain procedures must be followed before they can sell shares of Company common stock. Contact the Company’s Chief Financial Officer for more information on Rule 144. It is the responsibility of each applicable director and executive officer to comply with Rule 144 with respect to sales of any Company securities and to notify his or her stock brokerage company of his or her status as a Rule 144 affiliate of the Company.

C. No derivative transactions, short sales, pledges, or hedges. Designated Insiders are prohibited from (i) engaging in “puts,” “calls,” (i.e., publicly traded options to sell or buy stock) or other derivative instruments that relate to or involve Company securities; (ii) engaging in short sales involving Company securities; (iii) purchasing Company securities on margin; (iv) borrowing against any account in which Company securities are held; and (v) engaging in hedging, pledging or monetization transactions (such as zero-cost collars) involving Company securities.

IV. POLICIES AND PROCEDURES FOR SECTION 16 INSIDERS AND THEIR CLOSELY ASSOCIATED PERSONS

2 Under the MAR, and for purposes of this Policy, a “person closely associated” means (i) a spouse or a partner considered to be equivalent to a spouse, (ii) a dependent child, (iii) a relative who has shared the same household for at least one year on the date of the transaction concerned and (iv) a legal person, trust or partnership, the managerial responsibilities of which are discharged by a Managerial Person or by a person referred to in (i), (ii) or (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such person, or the economic interests of which are substantially equivalent to those of such person.

Section 16 Insiders are for purposes of this Supplement required to comply with the restrictions covered below. These restrictions also apply to such individuals’ Closely Associated Persons to the extent set forth in the subsections below.

A. Preclearance

The Company requires each Section 16 Insider and Managerial Persons to contact the Company’s General Counsel before such Section 16 Insider, Managerial Person, or his or her Closely Associated Persons effects any trade in Company securities (including a stock plan transaction such as an option exercise, a gift, a contribution to a trust or any other transfer) and obtain prior approval of such trade from the Company. A Pre-Clearance of Stock Transaction Form (“Pre-Clearance Form”) is available for this purpose and may be located on the internal intranet Legal Compliance Bridge website (https://adtran.sharepoint.com/sites/Legal-Compliance/SitePages/Insider-Trading-Compliance.aspx. You may also email insidertrading@adtran.com to request the Pre-Clearance Form or for any other assistance.

All requests must be submitted to the Company’s Chief Financial Officer at least two (2) business days in advance of the proposed transaction. The Company’s Chief Financial Officer will then determine whether the transaction may proceed. This preclearance policy applies even if you are initiating a trade at a time where no Quarterly Blackout Period or Special Blackout Period is in effect. Notwithstanding the above, if the Chief Executive Officer and/or the Chief Financial Officer wishes to effect a trade in the Company’s securities, he or she shall require the prior written consent of the Board of Directors.

If a trade is approved under the preclearance policy, it must be executed within five (5) business days after the approval is obtained, but regardless may not be executed if you acquire MNPI or inside information concerning the Company, if a Quarterly Blackout Period or Special Blackout Period begins and you have not obtained the Company’s express written approval to trade during the applicable blackout period, or if the Company revokes its approval. If a trade is not completed within the period described above, it must be approved again before it may be executed.

If a proposed trade is not approved under the preclearance policy, you should refrain from initiating any trade in Company securities, and you should not inform anyone within or outside of the Company of the restriction.

B. Section 16 of the Exchange Act

Section 16 Insiders are also required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16. The practical effect of these provisions is that (i) Section 16 Insiders will be required to publicly report their transactions in Company securities or, to the extent required by law, the transactions of Closely Associated Persons in Company securities (usually within two (2) business days of the date of the transaction) and (ii) Section 16 Insiders (including Closely Associated Persons to the extent required by law) who purchase and sell Company securities, as determined by Section 16, within a six-month period will be required to disgorge all profits to the Company regardless of whether they had knowledge of any MNPI. In order to facilitate compliance with the reporting obligations under Section 16, Section 16 Insiders are required to pre-clear their transactions in Company securities, including the transactions of their Closely Associated Persons, as set forth in Section IV.A above. It is the responsibility of each Section 16 Insider to notify his or her stock brokerage company of his or her status as a Section 16 Insider.

C. Directors Dealings’ Notifications and Closed Periods under Article 19(1) of the MAR

In addition, Managerial Persons will also be required to comply with the reporting obligations set forth under Article 19(1) of MAR. The practical effect of these provisions is that Managerial Persons and Closely Associated Persons will be required to immediately report their transactions in Company securities within three (3) business days of the date of the transaction to the Company and BaFin via the filing of directors dealings’ notifications. In order to facilitate compliance with the reporting obligations under Article 19(1) of MAR, Managerial Persons are required to pre-clear their transactions in Company securities, including the transactions of their Closely Associated Persons, as set forth in Section IV.A above. The Company may provide separate materials to officers and directors regarding compliance with Article 19(1) of MAR.

In addition, Article 19(11) of MAR provides for separate closed periods of 30 calendar days prior to the announcement of the quarterly results during which transactions in Company securities by Managerial Person are not permitted.

V. MISCELLANEOUS

A. Noncompliance

Each Designated Insider who fails to comply with this Supplement or who refuses to certify that he or she has complied with it, if applicable, will be subject to disciplinary action, which could include termination of employment, in accordance with applicable law, as well as civil or criminal fines or penalties outlined in the Policy or under applicable law.

B. Whistleblower Protections

Notwithstanding the foregoing, nothing in this Supplement shall be construed to prohibit you from having reported or reporting possible violations of U.S. federal law or regulation and/or EU/German law or regulation or having filed or filing a charge or complaint with any U.S. and/or EU/German governmental agency or entity as provided for, protected under or warranted by whistleblower or other similar provisions of applicable law or regulation. Furthermore, this Policy does not limit your ability to communicate with the SEC and/or the BaFin or otherwise participate in any investigation or proceeding that may be conducted by the SEC and/or BaFin, including by providing documents or other information to the SEC and/or BaFin without notice to the Company. Adtran strictly prohibits any form of retaliation against any individual who reports concerns, violations, or suspected violations of this policy.

RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received and read a copy of the Company’s Insider Trading Policy (the “Policy”) and the Company’s Insider Trading Policy Supplement for Section 16 Insiders, Managerial Persons, and Other Designated Insiders (the “Supplement”) and agree to comply with their terms, including the policies referenced therein, which have been provided to me. I understand that a violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that a violation of the terms of the Policy or the Supplement may subject me to discipline by the Company up to and including termination for cause.

Print name:

Signature:

Date:

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